PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 5th day of February, 2015 (the “Effective Date”), between Advance Alabama Media LLC, an Alabama limited liability company, whose principal address is 2201 4th Avenue N, Birmingham, Alabama, 35203 (“Seller”), and Infinity Insurance Company, an Indiana corporation, whose principal address is 3700 Colonnade Parkway, Suite 600, Birmingham, Alabama, 35243 (“Purchaser”), based upon the following:
A.    Seller is the owner of that certain real property located at 2201 4th Avenue North, Birmingham, Alabama.
B.    Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser such property, subject to and in accordance with the provisions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Purchaser agree as follows:
1.Definitions. Capitalized terms used herein shall have the meanings assigned thereto and, as used herein, the following capitalized terms shall have the meanings assigned to such terms below:
“Affiliate” means, in relation to any Party (with respect to any individual or legal business entity), any person or entity which directly or indirectly controls, is controlled by, or is under a common control with such individual or legal entity. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which national banks in Birmingham, Alabama are open for business.
“Building Systems” means the building systems of the building located on the Office Parcel, including, but not limited to, HVAC, plumbing, electrical, generator, elevators and sprinkler system.
“Closing” means the closing of the transaction contemplated by this Agreement.
“Closing Date” has the meaning set forth in Section 6 below.
“Effective Date” has the meaning set forth in in the opening preamble above.
“Excluded Personal Property” means the items of personal property to be identified by Seller pursuant to Section 3(ii) below.

“Inspection Period” means the period beginning on the Effective Date and expiring at 5:00 p.m. local time in Birmingham, Alabama on the 60th day thereafter or the next following Business Day in the event the 60th day is not a Business Day; however by five (5) days advance written notice from Purchaser to Seller, Purchaser may elect to terminate, and thereby shorten, the Inspection Period.
“Intangible Property” means the following items, collectively, to the extent transferable: (i) any and all contracts and agreements of any kind for the management, repair or operation of the Property; (ii) any and all licenses, permits, authorizations, certificates of occupancy and other approvals as have been received or issued for the current use and operation of the Property and which are capable of transfer or assignment; (iii) any and all warranties, architectural or engineering plans and specifications, and development rights relating to any of the Property; and (iv) such other items as may be set forth in the schedule to be delivered by Seller pursuant to Section 3(i) below; but specifically excluding any and all trademarks, logos, signage and building signs identifying Seller or its affiliates (but excluding any monuments or posts upon which any signage is located), copyrights, patents and any similar intellectual property or proprietary rights of Seller, including, without limitation, all of such as pertains to the “Birmingham News”.
“Office Parcel” means the land and approximately 120,493 square foot office building located at 2201 4th Avenue North, Birmingham, Alabama and labeled “#1-Birmingham News 4-Story Office Building” as reflected on the drawing attached as Exhibit A and currently assessed in the Jefferson County Tax Assessor’s Office as Tax Parcel No. 22-00-36-1-028-003.000.
“Parking Lot Parcel” means the surface parking lot located at the corner of 4th Avenue North and Richard Arrington, Jr. Blvd., Birmingham, Alabama labeled “#2 – 92 spot parking lot” on the drawing attached as Exhibit A and currently assessed in the Jefferson County Tax Assessor’s Office as Tax Parcel No. 22-00-3-610-270-00-020.00.
“Party” or “Parties” means each of Seller and Purchaser, and, collectively, Seller and Purchaser.
“Personal Property” means (i) all voice and data cabling; telephone closet network racks; patch panels; end-point card access readers tied to the Building security system; and data center HVAC, UPS and fire protection systems, as are owned by Seller and located upon the Office Parcel; and (ii) all other furniture fixtures and equipment to be identified in a schedule prepared by Seller within 20 days following the Effective Date, but shall not include the Excluded Personal Property.
“Planning Commission” means the Planning Commission for the City of Birmingham, Alabama.
“Property” means the Real Property, the Intangible Property and Personal Property.
“Purchase Price” has the meaning set forth in Section 4 below.
“Real Property” means the Office Parcel and the Parking Lot Parcel, specifically excluding Seller’s Ancillary Parcel.

“Seller’s Ancillary Parcel” means the surface parking lot, Services Building and production building located at 2200 4th Avenue North, Birmingham, Alabama as reflected on the drawing attached as Exhibit A and currently assessed in the Jefferson County Tax Assessor’s Office as Tax Parcel No. 22-00-36-1-027-002.000, including the Parking Lot Parcel.
“Services Building” means the brick building located adjacent to the Parking Lot Parcel and a portion of the Seller’s Ancillary Parcel and labeled “Services Building” on the drawing attached as Exhibit A.
“Subdivision Plat” has the meaning set forth in Section 10(a) below.
“Survey” has the meaning set forth in Section 7 below.
“Title Company” has the meaning set forth in Section 5 below.
2.    Agreement to Purchase and Sell. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement. Without limitation to the foregoing, in no event will the sale include any of Seller’s printing, production, manufacturing or related equipment, or any other equipment used in Seller’s business at or about the production building.
3.    Additional Property to be Defined. Within 20 days following the Effective Date, Seller shall prepare and submit for Purchaser’s review and approval

(i)	a schedule of the Intangible Property.

(ii)	a schedule of the Excluded Personal Property to be removed by Seller following the Closing.
4.    Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property is Twenty Million Dollars ($20,000,000.00) (U. S. currency) (the “Purchase Price”). The Purchase Price will be paid by Purchaser to Seller at the time of the Closing (as defined below), in immediately available funds to an account designated by Seller. The Purchase Price shall be allocated between the Real Property, Personal Property and Intangible Property as the Parties shall mutually agree within thirty (30) days of the submission of the schedules required by Section 3.
5.    Earnest Money. Within three (3) Business Days of the Effective Date, Purchaser will deliver to The Title Group (the “Title Company”) the sum of Five Hundred Thousand Dollars ($500,000.00) (U.S. currency) (the “Earnest Money”) as payment for the exclusive right to purchase the Property during and upon the conclusion of the Inspection Period (as that term is hereinafter defined), per the terms of this Agreement. Purchaser shall have the exclusive right to purchase the Property upon the execution of this Agreement by the Parties, and once Seller executes this Agreement it shall cease marketing the Property and will not accept or consider any other offers for the Property, including those already received, from any other individuals or entities. The Earnest Money will be held in escrow by the Title Company to be disbursed in accordance with the provisions of this Agreement. If the Closing occurs, the Earnest Money will be applied to the Purchase Price. If Purchaser terminates this Agreement pursuant to any of Sections 7, 8, 10, 17, 21 or 22 of this

Agreement and Purchaser is not at that time in default of the terms of this Agreement, then the entire Earnest Money will be returned to Purchaser; otherwise the Earnest Money shall be deemed earned and non-refundable. If this Agreement is terminated for any other reason, then the Earnest Money will be promptly delivered to Seller by the Title Company as consideration for Seller’s execution and delivery of this Agreement. Seller may terminate this Agreement in the event Purchaser fails to deliver the Earnest Money as provided herein.
6.    Closing. The closing of the sale of the Property by Seller to Purchaser (the “Closing”) will occur on or before the later to occur of the following (the “Closing Date”): (i) 15 days following the expiration of the Inspection Period; or (ii) 15 days following final approval of the Subdivision Plat including any approvals required from the City of Birmingham, the Planning Commission and, as applicable, Jefferson County, and the lapse of any applicable appeal period, but in either event, not later than June 30, 2015, if this Agreement is not terminated earlier by the terms hereof. The Closing will take place at the offices of Seller’s attorneys, Hand Arendall LLC, 2001 Park Place North, Birmingham, Alabama, 35203, with the Title Company acting as escrow agent, or at such other mutually acceptable location to Seller and Purchaser, at a date and time to be mutually agreed upon by Seller and Purchaser.
7.    Survey and Evidence of Title. (a) Within five (5) Business Days after the full and complete execution of this Agreement by Seller and Purchaser, Seller will deliver to Purchaser any survey that Seller has in its sole possession with respect to the Property (the “Existing Survey”). Seller makes no representation whatsoever that Seller has such survey in its possession and the failure by Seller to deliver a survey to Purchaser shall not create any rights for Purchaser whatsoever. If such Existing Survey is satisfactory to Purchaser, then Purchaser may, at its sole cost and expense, have such Existing Survey updated in accordance with the Title Commitment (as defined below) and certified to Purchaser, Seller and the Title Company. If such Existing Survey, if any, is not acceptable to Purchaser, or there is no Existing Survey provided to Purchaser, Purchaser may, at its sole cost and expense, order a new survey of the Property. Any such updated and recertified survey or new survey will be certified to Seller, Purchaser and the Title Company and will then constitute the “Survey” for purposes of this Agreement. The Purchaser will promptly engage the surveyor upon being notified by Seller as to the unavailability of the Existing Survey or being provided the Existing Survey.
(b)    As soon as reasonably practicable after the full and complete execution of this Agreement by Seller and Purchaser, Seller will, at Seller’s cost and expense, obtain a commitment for an owner's policy of title insurance (the “Title Commitment”) issued by the Title Company with respect to the Property, in the amount of the Purchase Price and bearing a date later than the date of this Agreement. Any endorsements requested by Purchaser to the owner’s policy of title insurance will be paid by Purchaser at its sole cost and expense. At the Closing, Seller will, at its sole cost and expense, cause the Title Company to deliver to Purchaser a marked-up copy of the Title Commitment without standard exceptions, provided that Purchaser provides to Title Company a survey that is fully and completely satisfactory to the Title Company in its sole discretion in order to remove the survey exception issued by the Title Company, bearing an effective date of the Closing Date and identifying Purchaser as the owner of the Property.

(c)    If the Title Commitment shows any lien, encumbrance or other defect in title to the Property to which Purchaser objects (a “Defect”), Purchaser will, within ten (10) Business Days after the date on which Purchaser has received both the final Survey and the Title Commitment (but not later than the end of the Inspection Period), deliver to Seller a notice which specifies each alleged Defect (a “Defect Notice”), although Purchaser shall not be required to object to Monetary Encumbrances by giving a Defect Notice. Any Defects which are not identified in a Defect Notice (other than Monetary Encumbrances) that is timely delivered to Seller within such ten (10) Business Day period will be deemed to have been waived by Purchaser. If Seller timely receives a Defect Notice from Purchaser within such ten (10) Business Day period, then, within ten (10) Business Days after the date on which Seller receives the Defect Notice, Seller will notify Purchaser whether Seller is willing to attempt to cure any Defect, but Seller will not have any obligation to do so (except as hereinafter provided with respect to Monetary Encumbrances), unless it elects to do so in its sole discretion. Should Seller fail to provide any notice whatsoever such shall be deemed an election by Seller not to effect any cure. If Seller elects, in its sole discretion, to attempt to cure any Defect, then Seller may, by written notice to Purchaser, extend the Closing for such period of time as is reasonably necessary to cure the Defect, but in no event longer than ninety (90) days. Seller will deliver written notice to Purchaser when the Defect is cured and the Closing will occur on the later of (A) the otherwise applicable date under Section 6 of this Agreement or (B) the fifth (5th) Business Day after Seller notifies Purchaser that all Defects identified in the Defect Notice are cured. If Seller declines to cure any Defect, or if any Defect is not cured within a reasonable period of time after Seller receives a Defect Notice and notifies Purchaser of its election to attempt to cure such Defect, but in no event longer than ninety (90) days, then Purchaser may, at its option, (x) waive the Defect and proceed to Closing as provided in this Agreement or (y) terminate this Agreement. If Purchaser elects to terminate this Agreement under this Section 7(c) and Purchaser is not then in default of the terms of this Agreement, then the Earnest Money will be refunded to Purchaser and neither party will thereafter have any further obligation, responsibility and liability under this Agreement to the other (except as may otherwise be set forth in this Agreement), as Purchaser's sole and exclusive remedy. If, within ten (10) days after Purchaser receives notice from Seller that Seller declines to attempt to cure any Defect (or is ceasing its attempts to cure any Defect), Purchaser does not notify Seller that Purchaser is terminating this Agreement, then Purchaser will be deemed to have waived each Defect, which Seller declines to attempt to cure (or is ceasing to attempt to cure), and to have elected to proceed to the Closing.
Notwithstanding the foregoing, Seller shall, without regard to whether a Defect Notice is given, at or prior to Closing, remove or cure any liens, mortgages, mechanic or materialmen liens, judgment liens or any other liens evidencing monetary encumbrances (collectively, the “Monetary Encumbrances”) against the Property other than (i) liens for real estate taxes, assessments and water and sewer charges not yet due, and (ii) construction liens that result from the construction of improvements at the direction or authorization of Seller or other liens which are being disputed or contested by Seller in good faith and, if disputed or contested in good faith, which , Seller has either bonded off or caused the Title Company to insure over such lien(s) in order to remove any such lien(s) as exceptions from the Title Commitment.
(d)    The Property shall be sold and conveyed by Seller to Purchaser, subject to the following matters (hereinafter referred to as the “Permitted Exceptions”):

(i)    Those liens, encumbrances, easements and other matters, other than Monetary Encumbrances, which are not objected to by Purchaser or are waived by Purchaser in accordance with Section 7(c) above or any additional exceptions added by the Title Company after the delivery of the Title Commitment to Purchaser that are approved by Purchaser in its reasonable discretion;
(ii)    All current and future liens for real estate taxes, assessments and water and sewer charges, which are not due and payable as of the Closing Date or which may be assessed or accrue subsequent to the Closing Date, subject to adjustment thereof as hereinafter provided;
(iii)    Building and zoning laws and ordinances for the municipality where the Property is located and any County, State or Federal regulations affecting the Property or its use or occupancy; and
(iv) All facts or matters, which are revealed and disclosed by the Survey (or if no Survey is obtained, then as would be revealed or disclosed by an accurate survey or inspection of the Property).
8.    Property Information and Inspection. (a) On or before the fifth (5th) Business Day after the date of the Effective Date, Seller will make available at the Property to Purchaser the following only to the extent that each of the following exists and is in Seller’s possession (collectively, the “Seller Information”), (i) copies of service, utility, supply, maintenance contracts or agreements affecting the ownership or operation of the Property, if any (collectively, the “Contracts”); (ii) copies of all surveys for the Property, in Seller’s possession; (iii) copies of any existing Phase I environmental assessments of the Property; (iv) blueprints for the building, and any other relevant information reasonably requested by Purchaser, and (v) any other items listed in Exhibit C, to the extent any of the foregoing is in Seller’s possession or control. Unless otherwise required by applicable law, Purchaser agrees to keep confidential as hereinafter provided all information furnished by Seller to Purchaser concerning the Property, including, without limitation, the Seller Information and any other information, reports, evaluations, contracts, agreements, legal instruments, studies, brochures and other materials or the like, which are delivered by Seller to Purchaser or are prepared by or on behalf of Purchaser or for Purchaser’s benefit and use, and any discussions or visitations to the Property (all of the aforementioned information, together with information, reports and results received or obtained pursuant to Section 8(b) below, is collectively referred to as “Evaluation Material”).
In the event Purchaser is informed or becomes aware that it may be required by law (such as by order or rules of a court, arbitration tribunal, or duly empowered governmental body (hereinafter “Authority”) to make available or disclose Evaluation Material to an Authority or person specified by an Authority, Purchaser will promptly inform Seller by Notice pursuant to Section 24 hereof and will keep Seller promptly and fully informed of all developments relating to possible disclosure of such Evaluation Material. The parties will cooperate with one another to resist or narrow the request or obtain other mutually acceptable resolution with the Authority. If resolution mutually acceptable to the parties and the Authority cannot be achieved in a timely fashion, the parties will cooperate with one another to obtain a protective order from a court or other mutually acceptable relief from compelled disclosure.

All Evaluation Material will not be used or duplicated by Purchaser in any way detrimental to Seller or for any purpose other than evaluating a possible acquisition of the Property. Purchaser agrees to keep all Evaluation Material strictly confidential; provided, however, that Evaluation Material may be disclosed to Purchaser’s directors, officers, employees, partners, attorneys, lenders, architects, general contractors, and accountants (all of whom are collectively referred to as the “Related Parties”) who need to know such information for the purpose of evaluating a possible purchase of the Property, or as otherwise required by law or an order from a court of competent jurisdiction. Purchaser will inform the Related Parties of the confidential nature of the Evaluation Material and they will be directed to keep all such information in the strictest confidence and use such information only for the purpose of evaluating a possible purchase by Purchaser. Purchaser will direct the Related Parties to whom Evaluation Material is made available not to make similar disclosures and any such disclosure will be deemed made by, and will be the responsibility of, Purchaser. If this Agreement is terminated for any reason, Purchaser will promptly deliver to Seller all Evaluation Material furnished to it by Seller without retaining copies thereof. Upon written request from Seller, Purchaser will deliver promptly to Seller copies of any third party reports commissioned by or on behalf of Purchaser evidencing the result of its due diligence. Purchaser’s obligations under this Section 8(a) will survive any termination of this Agreement.

(b)    Purchaser will have a period of sixty (60) days from and after the Effective Date (the “Inspection Period”) within which to complete its due diligence inspection of the Property and to enter upon the Property to undertake, at its sole cost and expense, structural and engineering inspections of the Property to satisfy itself that it wishes to proceed with the purchase of the Property, subject to and upon the terms and conditions set forth in this Agreement. During the Inspection Period, Purchaser may also undertake, at its sole cost and expense, a non-intrusive, ASTM scope Phase I environmental assessment of the Property, which may only be performed by a professional firm approved by Seller, in Seller’s reasonable discretion, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Purchaser may not undertake an intrusive Phase II environmental assessment or any other intrusive tests or studies upon the Property without the express prior written consent of Seller. Purchaser will keep all information that it receives or obtains concerning the Property confidential including from Seller, and will not disclose any of same, except to Purchaser’s Related Parties, each of whom will also keep such information confidential. Purchaser’s obligations under the preceding sentence will survive any termination of this Agreement.
(c)    In the event that Purchaser desires to conduct any inspections of the Property during the Inspection Period or at any other times during this Agreement which may otherwise be permitted by Seller, Purchaser and any representatives, agents, contractors or other third parties it retains to conduct such inspections, shall provide Seller, prior to any inspections with, (i) a description of the work or inspections to be performed, (ii) as to third parties, a materialman’s and/or mechanic’s lien waiver in form and substance satisfactory to Seller executed by each such third party waiving all lien claims against the Property for materials, goods or services furnished or for work or labor performed and (iii) evidence that the third party maintains worker’s compensation and employer’s liability insurance, and as to Purchaser and all third parties, commercial general liability and commercial auto coverage.  The commercial general liability shall be written on an occurrence basis and shall include insurance against assumed or contractual liability under this Agreement, with respect to all of Purchaser’s activities in, on or about the Property, in form acceptable to Seller, with companies reasonably acceptable to Seller, and naming Seller, and any other party reasonably requested by Seller, as additional insureds.  The Commercial General Liability shall provide limits for bodily injury and property damage of not less than Two Million and 00/100ths Dollars ($2,000,000) per occurrence and in the aggregate.  The Commercial Auto policy shall provide coverage for all owned, leased, hired and non-owned automobiles with a combined single limit for bodily injury and property damage of at least $1,000,000.00 per accident.

In the event that Purchaser retains a professional firm to conduct a Phase I environmental assessment of the Property, in accordance with Section 8(b) above, the professional firm must provide evidence that it maintains reasonable and customary types and amounts of insurance provided by similar professionals, provided that in no event shall the minimum limits of such insurance be required to exceed Two Million and 00/100ths Dollars ($2,000,000). Such evidence of insurance is subject to the review and reasonable approval of Seller prior to the commencement of the Phase I environmental assessment.

In the event that Purchaser retains a professional firm to conduct a Phase II environmental assessment(s) of the Property in accordance with Section 8(b) above, the professional firm must provide evidence that it maintains the types and amounts of insurance approved by Seller, as well as Environmental Liability or equivalent coverage with minimum limits of not less than Two Million and 00/100ths Dollars ($2,000,000), with companies approved by Seller, and naming Seller and any other party, reasonably requested by Seller, as additional insureds. Such insurance is subject to the review and reasonable approval of Seller prior to the commencement of the Phase II environmental assessment.

(d)    All costs and expenses relating to Purchaser’s due diligence activities shall be paid by Purchaser. Purchaser will conduct its due diligence activities during normal business hours and in a manner which will not interfere with or interrupt the operations of the Property. At least twenty four (24) hours prior to entering upon the Property, Purchaser will notify Seller or Seller’s agent in writing of its intent to do so. For the “notice” requirement contained in this Section 8(d), notice by e-mail will be satisfactory. At Seller’s request, Purchaser will schedule its due diligence activities at such times as Seller’s representative(s) is available to observe such due diligence activities.
(e)    In the event that any portion of the Property is damaged, disturbed or altered by virtue of Purchaser’s investigations or due diligence activities, Purchaser will, at its sole cost and expense, repair any damage to the Property caused by Purchaser’s activities upon the Property to the same or better condition as existed immediately prior to such damage occurring on the Property. Purchaser will pay in full all contractors and any others who are performing any work on behalf of Purchaser, and Purchaser will not allow any mechanic’s liens or materialman’s liens to attach to the Property as a result of its due diligence activities. If Purchaser fails to discharge such lien, Purchaser will be deemed to be in material breach of its obligations under this Agreement and Seller may, in addition to any other remedies Seller may have under this Agreement, but without obligation to do so, cause such lien to be discharged without inquiring into the merits of such lien. All of the obligations of Purchaser and Seller’s rights under this Section 8(e) will survive both the consummation of the sale contemplated hereunder and any earlier termination of this Agreement.
(f)    If Purchaser determines that it does not desire to proceed with the purchase of the Property, then, provided that Purchaser is not then in default of the terms of this Agreement, Purchaser will have the right to cancel and terminate this Agreement by notifying Seller in writing on or before the expiration of the Inspection Period, in which event the Title Company will return the Earnest Money to Purchaser and neither party to this Agreement will thereafter have any further liability, obligation or responsibility to the other under this Agreement, except as otherwise provided under this Agreement; provided, however, that if Purchaser is then in default of the terms of this Agreement and such default has caused Seller, or will cause Seller, to suffer actual damages solely as a result of either (i) physical damage to the Property caused by Purchaser, or (ii) a lien on the Property due to Purchaser’s inspection activities thereon, then the Title Company will continue to hold the Earnest Money in escrow until such time as Seller and Purchaser notify the Title Company by joint written instructions as to the manner in which and to whom the Earnest Money shall be disbursed. If Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, then Purchaser will be deemed to be satisfied with its due diligence inspection of the Property and the entire Earnest Money will be fully and completely non-refundable to Purchaser, except for a default by Seller under this Agreement, or in the event that this Agreement is terminated pursuant to any of Sections 7, 8, 10, 17, 21 or 22 of this Agreement.
(g)    Purchaser reserves the right, at its sole option, to waive any conditions precedent to the Closing at any time during this Agreement.
9.    Contracts. Prior to the expiration of the Inspection Period, Purchaser will notify Seller in writing of any Contracts that Purchaser elects to have continue after the Closing, and such Contracts, if assignable by Seller, shall be assigned to and assumed by Purchaser at the Closing. All other Contracts will be terminated by Seller on or before the Closing at Seller’s sole expense, to the extent such Contracts can be terminated on the Closing Date , and Seller will be responsible for the payment of any penalty, premium or fee. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Seller can only assign those Contracts that are assignable.
10.    Condition Precedent. This Agreement and the obligations of Purchaser to consummate the transaction contemplated hereby are conditioned and contingent upon the following (the “Conditions”):

(a)
Subdivision. The parties wish to subdivide the Seller’s Ancillary Parcel substantially consistent with the drawing attached as Exhibit A in order to separate the Parking Lot Parcel from the Seller’s Ancillary Parcel. Within the Inspection Period, Purchaser shall prepare and submit to Seller a proposed subdivision plat (the “Subdivision Plat”) in accordance with the foregoing and all requirements of the Subdivision Regulations of the City of Birmingham, Alabama, which Subdivision Plat shall be subject to Seller’s prior written approval, not to be unreasonably withheld, conditioned or delayed (provided that if the proposed subdivision and the filing of the Subdivision Plat would create a condition that would prevent or adversely affect beyond a deminimis extent Seller’s ability to continue operations on Seller's Ancillary Parcel as presently conducted, Seller’s withholding consent therefor shall not be unreasonable). Within ten (10) Business Days of the Effective Date, Purchaser will engage the engineer (the reasonable and necessary out of pocket expense of which shall be reimbursed by Seller to Purchaser upon Closing or termination of this Agreement) to prepare the Subdivision Plat, and have such engineer provide a timeline of the preparation and approval process with key preparation, submission and approval dates to Seller for Seller's approval. The Subdivision Plat will be submitted to Seller as soon as possible but in no event later than thirty (30) days after the Effective Date. Seller and Purchaser will each cooperate and use commercially reasonable efforts to complete each item within the date on the approved timeline. Once approved by Seller, Purchaser shall promptly submit the Subdivision Plat to the Planning Commission. The parties shall submit and cooperate with the submission of the Subdivision Plat, including the execution of any forms or consents required by the Planning Commission. In the event the Subdivision Plat is not approved by the Planning Commission on or before April 30, 2015, either Seller or Purchaser may, at their respective sole elections, terminate this Agreement whereupon the Earnest Money shall be immediately returned to Purchaser.
11.    Deliveries at the Closing. At the Closing, Seller will execute and deliver to Purchaser (as required) and Purchaser will execute and deliver to Seller (as required) the following (collectively the “Closing Documents”):
(i)    Seller will execute and deliver to Purchaser a Statutory Warranty Deed in the form attached to and made a part of this Agreement as Exhibit B (the “Deed”), conveying to Purchaser title to the Property, subject only to Permitted Exceptions, together with a Real Estate Sales Valuation Form executed on behalf of Seller;
(ii)    Seller and Purchaser will execute and deliver an easement agreement, including such terms as the Parties may mutually agree upon which will grant Seller access across the Parking Lot Parcel in favor of the Seller for ingress and egress for service vehicles and pedestrians across the surface parking lot or any parking structure that Purchaser might construct on the Parking Lot Parcel, to access the Services Building, to remain in effect so long as Seller or its Affiliates own the Seller's Ancillary Parcel. Seller will take appropriate measures and shall reimburse Purchaser in the event any heavy machinery is added to or removed from the Services Building causing damage to the improvements to the Parking Lot Parcel.
(iii)    Seller and Purchaser will execute and deliver an agreement (which agreement shall not be recorded and any recording thereof in violation of this provision shall render such recorded instrument null and void) granting Purchaser or its designee the right of first offer to negotiate for the acquisition of Seller’s Ancillary Parcel which shall provide that, in the event that Seller decides to assign, sell, lease, transfer, hypothecate, convey or grant all or any portion of Seller’s right, title or interest of any kind or nature in and to the Seller’s Ancillary Parcel to a third party (any of which shall be referred to hereinafter as a “Transfer”), that prior to listing or marketing Seller’s Ancillary Parcel, Seller shall first offer to exclusively negotiate the Transfer of the Seller’s Ancillary Parcel to the Purchaser by giving written notice thereof to Purchaser (the “Seller’s Offer”). Purchaser shall have the right for a period of 30 days following receipt of the Seller’s Offer to negotiate a Transfer upon terms and conditions mutually agreeable to Seller and Purchaser and enter into an agreement for Transfer acceptable to both parties (“Transfer Agreement”), time being expressly of the essence thereto, during which period Seller will not negotiate with or enter into an agreement with another for a Transfer. If a Transfer Agreement is not executed by Seller and Purchaser within thirty (30) days of Purchaser’s receipt of the Seller’s Offer, Purchaser waives its right of first offer herein and Seller may proceed with a Transfer to any other person at such price and on such terms and conditions as Seller may elect in its sole discretion. Notwithstanding the foregoing, the following transactions (each, an “Exempt Transaction”) shall not constitute a Transfer and shall not be subject to the terms and conditions of this provision: (i) any pledge of the Seller’s Ancillary Parcel as collateral to secure a loan to the Seller; (ii) any transfer of the Seller’s Ancillary Parcel through a foreclosure or deed in lieu of foreclosure by or to a lender holding a security interest in the Seller’s Ancillary Parcel; and (iii) any transfer to an Affiliate of Seller; provided that any decision to engage in a Transfer following an Exempt Transaction will be subject to the right of first offer set forth herein.
(iv)    Seller and Purchaser will execute and deliver an assignment with warranty of title for all permits and other general intangibles.
(v)    Seller and Purchaser will execute and deliver a bill of sale with warranty of title for all Personal Property.
(vi)    Seller and Purchaser will execute and deliver to each other an assignment of all Contracts that Purchaser elects to assume or is deemed to have elected to assume under Section 9 of this Agreement. Purchaser will assume all of the obligations under such Contracts relating to periods subsequent to the Closing Date;
(vii)    Purchaser and Seller will execute and deliver to each other a closing statement setting forth the Purchase Price and reflecting all prorations, credits, adjustments and other disbursements and payments (the “Closing Statement”);
(viii)    Seller will furnish Purchaser with an affidavit stating that Seller is not a “Foreign Person” within the meaning of Internal Revenue Code Section 1445(f)(3) or Purchaser will be entitled to withhold appropriate amounts as required by the Internal Revenue Code.
(i)    Purchaser will pay to Seller the Purchase Price, as adjusted by the adjustments and prorations provided for in this Agreement and in the manner provided in this Agreement;

(ii)    Seller will execute such Alabama withholding tax form as shall be sufficient to confirm to Purchaser that Seller is an Alabama entity and that no withholding tax is required under Alabama law;
(iii)    Seller and Purchaser agree to execute and deliver to the other any additional documents and instruments (provided such documents and instruments will not create any obligations, liabilities or expense in addition to those otherwise created or provided for under this Agreement), which may be reasonably requested by the other party or the Title Company in order to effectuate the purposes of this Agreement and the consummation of the transaction contemplated hereby; and
(iv)    Seller shall deliver possession of the Property to Purchaser at the Closing subject to the terms and conditions of this Agreement.
12.    Prorations; Costs. (a) Seller will pay all taxes and assessments with respect to the Property, which have been assessed and became a lien upon the Property and are due and payable prior to the Closing Date. Current taxes and assessments for the period in which the Closing occurs will be prorated and adjusted in accordance with a due date basis based upon the most recent tax bills for the Property. All taxes and assessments which become a lien upon the Property and are due and payable after the Closing Date will be paid by Purchaser. If the Property is assessed as a part of a tract that includes other land, the taxes and assessments will be allocated to the Property and the other land based upon the respective acreage of the Property and the other land (and any improvements on the Property and the other land).
(b)    Purchaser will arrange with all utility providers, servicers and companies serving the Property to have accounts started in the name of Purchaser or its property manager beginning as of the Closing Date. Seller shall not assign to nor shall Purchaser be entitled to receive a credit for any deposits Seller has made with any utility providers, servicers or companies. Purchaser and Seller will use their best good faith efforts to have the utility providers, servicers and companies make final utility meter readings on the Business Day prior to the Closing Date. If readings cannot be made on such day, utility charges will be prorated between the parties as of 11:59 p.m. Eastern Standard Time on such Business Day preceding the Closing Date, based upon estimated charges from the most recent statements received for the most recent billing period (with the assumption that utility charges were uniformly incurred during the billing period in which the Closing occurs), and appropriate credits given, and post closing adjustments will be made when the actual billings are received or an escrow will be established by Seller to provide for payment of utility and other maintenance payables. All other expenses to operate the Property shall be prorated as of the Closing Date.
(c)    All estimated prorations under this Section 12 shall be adjusted, if necessary, and completed after the Closing as soon as final information becomes available. Seller and Purchaser agree to cooperate and use their commercially reasonable efforts to complete such prorations no later than thirty (30) days after the Closing Date. The provisions of this Section 12(c) will survive the Closing.
(d)    Purchaser will pay for the recording fees for recording the Deed.

(e)    Any fees charged by the Title Company in connection with the consummation of the Closing will be paid equally by Seller and Purchaser at the time of the Closing.
(f)     Any amounts payable by or to Seller under any of the Contracts, which are assigned to and assumed by Purchaser hereunder at Purchaser's election shall be prorated between the parties as of the Closing Date based upon the number of days in the calendar month in which the Closing occurs and appropriate credits shall be given (with Seller being responsible for all amounts owed prior to the Closing Date and Purchaser being responsible for all amounts owed from and after the Closing Date).

13.    Post-Closing Occupancy by Seller. After Closing, Seller shall be permitted to remain within such part or parts of the building on the Office Parcel as Seller shall elect in its sole discretion that does not constitute the data center space depicted on Exhibit D, and continue its operations therein, and so long as it is using the Office Parcel, also have non-exclusive use of the Parking Lot Parcel sufficient to park 65 vehicles for Seller's employees, guests and invitees that continue to use the Office Parcel, all for a period of up to June 30, 2015 at no cost for the space, subject to the provisions of Section 14 and the following terms:
Seller shall continue to pay operating expenses based upon Seller’s proportionate share of such expenses during its continued occupancy (including a reasonable allocated portion of the utility charges);
Seller shall name Purchaser as an additional insured on commercial general liability insurance of at least $1,000,000 per occurrence and shall provide Purchaser a Certificate of Insurance evidencing such coverage; and
Seller also agrees to give Purchaser 30 days’ notice of its intent to vacate the Office Parcel.
In no event shall Seller be entitled to occupy any part of the Office Parcel or Parking Lot Parcel beyond June 30, 2015.
14.    Purchaser’s Post-Closing Work. Seller’s occupancy shall not interfere with Purchaser beginning work on the Purchaser’s data center space immediately following the Closing. Purchaser's work on the data center space will not affect or interfere with the Seller's use of the demarcation room shown on Exhibit D, until the later of the Closing Date or June 30, 2015, after which Purchaser shall be entitled to interrupt use of the demarcation room as is necessary for Purchaser's data center work or other work. Seller will have use of passenger elevators during its permitted occupancy period. Purchaser will use the freight elevator for movement of construction materials, and Purchaser may use the passenger elevators in common with Seller for individual passage, but not for movement of constructions materials. Purchaser will work with Seller to accommodate relocation of current staff within the Property, if necessary, to accommodate Purchaser's work.
15.    Removal of Excluded Personal Property. Subject to events of force majeure (acts of God, casualty and any other events beyond the reasonable control of Seller), if any of the Excluded Personal Property is not removed by fifteen (15) days following Seller’s post-closing occupancy as provided in Section 13, then, following ten (10) days written notice from Purchaser to Seller of the presence of such Excluded Personal Property and Seller’s continued failure to remove same within such ten (10) days following Seller’s receipt of such notice from Purchaser, then, such remaining Excluded Personal Property shall, at Purchaser’s option, become the property of Purchaser, and Seller shall, in that event, provide an appropriate quitclaim bill of sale to Purchaser, evidencing the conveyance of such Property to Purchaser, as is, where is, without any warranty whatsoever, or Purchaser may remove and discard the same at Seller’s expense (and Seller agrees to reimburse Purchaser the reasonable out of pocket expense thereof), unless the parties agree otherwise. Any damages caused by Seller’s removal of such Excluded Personal Property from the Property shall be the sole responsibility of Seller, except to the extent caused by Purchaser or its agent, and Seller shall repair or caused to be repaired such damages in such a manner and within such period of time that does not unduly hinder Purchaser from occupying or using the Property, the circumstances considered.
16.    Disclaimer of Warranties; “AS IS”, “WHERE IS”. Except as otherwise provided in Subsection 16(c) and Section 19, (a) Purchaser acknowledges that neither Seller, nor any agent, employee, attorney, or representative of Seller has made any statements, agreements, promises, assurances, representations, or warranties, whether express, implied, or otherwise, regarding Seller, the condition of the Property, the suitability of the Property for any uses or purposes contemplated by Purchaser, the zoning of the Property, the right to occupy the Property, the environmental condition of the Property, the state of title to the Property or any other matter pertaining to the Property or Seller, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, except for the representations, warranties and covenants of Seller expressly contained in this Agreement, the transaction contemplated under this Agreement is made without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the condition of the Property or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Property or by operation of law, (iii) the Evaluation Material or other due diligence material provided by Seller and (iv) all other statutory, express or implied representations or warranties of Seller whatsoever. Purchaser agrees that (A) at the Closing, Purchaser shall have fully examined and investigated to its full satisfaction the physical nature and condition of the Property and all other matters pertaining to the Property, including, without limitation, the environmental condition of the Property and surrounding properties, (B) Purchaser shall acquire the Property in an “AS IS” “WHERE IS” “WITH ALL FAULTS” condition, (C) Seller shall not be responsible for making (or contributing in any way to the cost of making) any changes or improvements to the Property, and (D) Purchaser has not relied upon any statement, promise, representation, or warranty that is not expressly set forth in this Agreement or in the Closing Documents which has been made or given directly or indirectly, orally, or in writing, by Seller or any person or entity acting on behalf of Seller or whose acts or statements are attributable to or binding upon Seller. Purchaser waives any right of rescission and all claims, which Purchaser may have for damages incurred or suffered by Purchaser as a result of any statement, representation, warranty, assurance, promise, or agreement that is not expressly contained in this Agreement. Purchaser further releases and discharges Seller from any and all claims or cause of action which Purchaser may now or ever have against Seller which relate to the Property including the condition of the Property except for those claims or causes of action arising from the material breach of any representation made by Seller in Section 19 of this Agreement. Purchaser’s release shall survive the Closing or termination of this Agreement. Purchaser represents to Seller that Purchaser has knowledge and expertise in real estate, financial and business matters that enable Purchaser to evaluate the merits and risks of the transaction contemplated by this Agreement.
(b)    For purposes of this Agreement, the term “condition of the Property” means the following matters:
(i)    The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of any personal property and any fixtures; and the presence of any asbestos or other hazardous materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon.
(ii)    The economic feasibility, cash flow and expenses of the Property, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.
(iii)    The compliance or non-compliance of Seller, the Property, or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and hazardous materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of hazardous materials in, on, under or about the Property that would cause state or federal agencies to order a cleanup of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.
(iv)    The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.
(v)    The condition of title to the Property (except as to warranties of title in the Statutory Warranty Deed as to real property and in the assignment and bill of sale with respect to personal property), including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.
(c)    Notwithstanding the foregoing, Seller agrees that prior to the Closing it will continue to perform all maintenance and repairs needed to keep the Building Systems in working order.
17.    Default.
(a) If Purchaser defaults under the terms of this Agreement, and such default is not remedied within fifteen (15) days after Seller notifies Purchaser in writing, then Seller may, at its option, terminate this Agreement, after which neither party will have any further obligation, responsibility or liability under this Agreement to the other (except as may be otherwise expressly provided in this Agreement); provided, however, that Seller shall continue to be entitled to receive and retain the Earnest Money.
(b)    If Seller breaches any term of this Agreement, or defaults under the terms of this Agreement, and such default is not remedied within fifteen (15) days after Purchaser notifies Seller in writing, then Purchaser may, at its option and as Purchaser's sole and exclusive remedies, (i) terminate this Agreement by written notice to Seller, in which event the Earnest Money will be delivered to Purchaser and neither party will thereafter have any further obligation, responsibility or liability to the other under this Agreement (except as may be otherwise expressly provided in this Agreement) or (ii) obtain specific performance of Seller’s obligations under this Agreement. Purchaser will not be entitled to, and waives all right to seek, any other remedy that may be available to Purchaser at law, in equity or otherwise, including, but not limited to, consequential, exemplary, punitive or incidental damages, or the filing of a Lis Pendens, lien, or other encumbrance or the taking of any action which could impair the ability of Seller to transfer and freely deal with the Property.
18.    Brokers. Each party to this Agreement represents and warrants to the other that it has had no dealings with any broker or agent in connection with this transaction other than EGS Commercial Real Estate, Inc., serving as Seller’s Broker and Corporate Realty Associates, Inc., serving as Purchaser’s Broker (each a “Broker” and collectively the “Brokers”). The provisions of this Section 18 will survive any termination of this Agreement and the Closing of the transaction contemplated under this Agreement. Seller shall pay Brokers the fee or commission of 6% of the Purchase Price upon Closing, to be divided equally between the Brokers. Each party shall provide an affidavit to the other and to the Title Company confirming the provisions of this Section.
19.    Seller's Representations and Warranties. Seller makes the following representations and warranties to Purchaser. These representations and warranties will be true and correct (i) on the date of this Agreement and (ii) on the Closing Date as though made at and as of the Closing Date. All representations and warranties shall survive the Closing for the Limitation Period as provided below in this Section 19.

(a)    Seller has the full power and authority to execute and deliver this Agreement and all other documents or instruments that this Agreement obligates Seller to execute or deliver (collectively, the “Seller's Documents”) and to perform and carry out all covenants and obligations arising under this Agreement and the Seller's Documents.
(b)    Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Alabama and has the requisite power and authority to enter into this Agreement and into the Seller's Documents and to carry out the transactions contemplated by this Agreement. The person that signs this Agreement on behalf of Seller has, and any person that signs the Seller's Documents, on behalf of Seller, will have, full power and authority to bind Seller.
(c)    This Agreement and the Seller's Documents do not and will not conflict with or contravene any provision of any present judgment, order, decree, writ, or injunction, or any provision of any currently applicable law or regulation affecting Seller. The conveyance of the Property and the execution, delivery and performance of this Agreement and the Seller's Documents by Seller will not result in a breach of, constitute a default under, interfere with, or require consent pursuant to any credit agreement, lease, indenture, mortgage, deed of trust, purchase agreement, guaranty, security agreement, or other instrument to which Seller is presently a party or by which Seller or Seller's assets are bound or affected.
(d)     To the best of Seller’s actual knowledge, without any independent research or inquiry, Seller has good and marketable title to the Property free and clear of liens, security interests, or other encumbrances and restrictions of record except as disclosed in the Title Commitment obtained pursuant to Section 7 of this Agreement. Seller has no actual knowledge of any claims of any other parties under any other leases, occupancy agreements, options, or rights of first refusal with respect to the Property.

(e)     To the best of Seller’s actual knowledge, without any independent research or inquiry, there are no claims, causes of action or other litigation or proceedings pending or threatened in respect to the ownership or operation of the Property or any part thereof (including disputes with mortgagees, governmental authorities, utilities, contractors, adjoining land owners or suppliers of goods or services), except for claims which are fully insured and as to which the insurer has accepted defense without reservation.

As used in this Agreement, including, but not limited to, this Section 19 and any of the Closing Documents, “to Seller’s actual knowledge”, “to Seller’s knowledge”, “to the knowledge of Seller”, “to the best of Seller’s actual knowledge”, or “to the best of Seller’s knowledge” means the actual conscious knowledge of Robert Schaad, in his capacity as Vice President, Systems, Advance Central Services, Inc., at the time that this Agreement is executed by Seller and Purchaser, and at the time of the Closing without any independent research or inquiry; it being understood that Robert Schaad, in his capacity as Vice President, Systems, Advance Central Services, Inc., shall not be personally liable for any inaccurate or incomplete statement or information. Seller’s representations, warranties and covenants made in this Agreement, including, but not limited to, in this Section 19 and in any of the Closing Documents, will survive the Closing for a period of four (4) months (the “Limitation

Period”). Seller’s representations, warranties and covenants (and any cause of action resulting from a breach thereof) shall automatically expire at the end of such Limitation Period unless Purchaser has made a claim in writing to Seller with respect thereto prior to the expiration of such Limitation Period (and commenced litigation with respect thereto within thirty (30) days after the expiration of such Limitation Period). No claim by Purchaser or its permitted assigns and successors for a breach of a representation, warranty or covenant of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter, which was actually known to Purchaser (either because Purchaser has discovered that a representation or warranty is untrue or Seller has disclosed to Purchaser by written notice that a representation or warranty is untrue) prior to the Closing. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Seller shall have no liability to Purchaser for a breach of any representation, warranty or covenant made by Seller under this Agreement unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Limitation Period.
20.    Purchaser's Representations and Warranties. Purchaser makes the following representations and warranties to Seller. These representations and warranties will be true and correct (i) on the date of this Agreement and (ii) on the Closing Date as though made at and as of the Closing Date. All representations and warranties shall survive the Closing for the term of the Limitation Period.
(a)    Purchaser has the full power and authority to execute and deliver this Agreement and all other documents or instruments that this Agreement obligates Purchaser to execute or deliver (collectively, the “Purchaser’s Documents”) and to perform and carry out all covenants and obligations arising under this Agreement and the Purchaser’s Documents.
(b)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Indiana and has the requisite power and authority to enter into this Agreement and into the Purchaser’s Documents and to carry out the transactions contemplated by this Agreement. The persons signing this Agreement on behalf of Purchaser have, and any person that signs the Purchaser’s Documents, on behalf of Purchaser, will have, full power and authority to bind Purchaser.
(c)    This Agreement and the Purchaser’s Documents do not and will not conflict with or contravene any provision of any present judgment, order, decree, writ, or injunction, or any provision of any currently applicable law or regulation affecting Purchaser. The purchase of the Property and the execution, delivery and performance of this Agreement and the Purchaser's Documents by Purchaser will not result in a breach of, constitute a default under, interfere with, or require consent pursuant to any credit agreement, lease, indenture, mortgage, deed of trust, purchase agreement, guaranty, security agreement, or other instrument to which Purchaser is presently a party or by which Purchaser or Purchaser's assets are bound or affected.

(d)    Purchaser will accrue and remit to the State of Alabama all sales tax that may be due and owing on the sale of personal property in accordance with this Agreement. If Purchaser is an exempt entity or otherwise claims to be partially or fully exempt from sales tax for this transaction, it will provide the Seller with a validly executed exemption certificate for the State of Alabama. Purchaser will indemnify Seller and reimburse it for any sales tax, interest and penalties which Seller may be assessed by the State of Alabama for any unpaid sales tax attributable to this transaction.

21.    Damage or Destruction. Seller will maintain property insurance sufficient to protect the interests of Seller and Purchaser through Closing on a replacement cost basis. In the event of any damage to or destruction of the Property prior to the Closing, Seller will promptly notify Purchaser thereof. If the cost to repair the damage (as reasonably determined by Seller) is Two Million Dollars ($2,000,000.00) or less, then the Closing will nevertheless occur as otherwise provided for in Section 6 of this Agreement, except that upon the consummation of the Closing, Seller will assign to Purchaser all insurance proceeds paid or payable to Seller in connection with such occurrences and Seller will pay to Purchaser the amount of any deductible or co-insurance, which assigned proceeds and other amount payable by Seller must be sufficient to repair or restore the Property to its condition prior to such damage. Any insurance relating to Seller’s equipment or loss of business shall remain the property of Seller. Seller will, however, have no obligation to repair such damage or destruction. If the cost to repair such damage (as reasonably determined by Seller) exceeds Two Million Dollars ($2,000,000.00), then within ten (10) Business Days after Seller's delivery of notice to Purchaser of such occurrence and of the existence of insurance coverage for such loss, Purchaser will deliver written notice to Seller, electing either to: (a) proceed with this transaction and the Closing in accordance with this Agreement notwithstanding such damage or destruction and Seller will assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrence, and Seller will pay to Purchaser the amount of any deductible or co-insurance, which assigned proceeds and other amount payable by Seller must be sufficient to repair or restore the Property to its condition prior to such damage or (b) terminate this Agreement. If Purchaser elects to terminate this Agreement and Purchaser is not then in default of the terms of this Agreement, then the Earnest Money will be delivered to Purchaser and neither party will thereafter have any further obligation, responsibility or liability to the other under this Agreement (except as may be otherwise expressly provided in this Agreement), provided, however, that if Purchaser is then in default of the terms of this Agreement and such default has caused Seller, or will cause Seller, to suffer actual damages solely as a result of either (i) physical damage to the Property caused by Purchaser, or (ii) a lien on the Property due to Purchaser’s inspection activities thereon, then the Title Company will continue to hold the Earnest Money in escrow until such time as Seller and Purchaser notify the Title Company by joint written instructions as to the manner in which and to whom the Earnest Money shall be disbursed. Purchaser's failure to deliver either such notice to Seller within such ten (10) Business Day period shall constitute Purchaser's election to proceed to Closing under clause (a). If Purchaser elects to proceed with the transaction contemplated under this Agreement and the Closing, then upon the consummation of the Closing, Seller will assign to Purchaser all insurance proceeds paid or payable to Seller in connection with such occurrence and Seller will pay to Purchaser the amount of any deductible or co-insurance; provided that (i) Seller shall retain all such proceeds relating to the Excluded Personal Property or Seller's loss of business and (ii) Seller will have no obligation to repair such damage or destruction.

Risk of loss or damage to the Property shall rest with Seller until the time of delivery of possession.

22.    Condemnation. In the event that notice of any action, suit or proceeding is received by Seller on or before the Closing Date for the purpose of condemning any material portion of the Property, Purchaser will have the right, at its option, to terminate this Agreement, within thirty (30) days after receiving written notice of such action, suit or proceeding, upon written notice to Seller, provided, that Purchaser is not then in default of the terms of this Agreement; whereupon, neither party will thereafter have any further obligation, responsibility or liability to the other under this Agreement, except that the Earnest Money will be refunded to Purchaser and the proceeds received by Seller as a result of such condemnation will be paid to Seller, provided, however, that if Purchaser is then in default of the terms of this Agreement and such default has caused Seller, or will cause Seller, to suffer actual damages solely as a result of either (i) physical damage to the Property caused by Purchaser, or (ii) a lien on the Property due to Purchaser’s inspection activities thereon, then the Title Company will continue to hold the Earnest Money in escrow until such time as Seller and Purchaser notify the Title Company by joint written instructions as to the manner in which and to whom the Earnest Money shall be disbursed. In the event Purchaser does not elect to terminate this Agreement within such thirty (30) day period and the Closing is later consummated, Purchaser will be entitled to receive an assignment from Seller of any interest Seller may have otherwise had in the proceeds of such condemnation; provided that Seller shall retain all such proceeds relating to the Excluded Personal Property or Seller’s loss of business . As used herein, the term “material” shall mean any taking or condemnation for any public or quasi-public purpose or use which significantly impairs pedestrian or vehicular access to the Property or buildings thereon or takes any part of the buildings or any significant part of other improvements or parking located on the Property.
23.    Agreement Not to be Recorded. Each party agrees that it will not cause or permit this Agreement or any notice of this Agreement to be recorded, and any recording thereof in violation of this provision shall be deemed null and void but shall not affect the validity of this Agreement.
24.    Notices. All notices or other communications provided for under this Agreement must be in writing and signed on behalf of the party that sends the notice or other communication. Notices and other communications must be personally delivered, sent by certified or registered mail, return receipt requested, or sent by a reputable national overnight delivery service, and will be effective upon the earlier of receipt or refusal or failure to accept receipt if sent to the following addresses:
If to Seller:        Hand Arendall LLC
RSA Tower
11 North Water Street, Suite 30200
Mobile, Alabama 36602
Attn: T. Bruce McGowin, Esq.

With a Copy to:    Sabin, Bermant & Gould LLP
One World Trade Center – 44th Floor
New York, NY 10007
Attn: Andrew M. Levine, Esq.

and:

Advance Finance Group
101 Park Avenue
New York, New York 10178
Attn: Thomas Summer

If to Purchaser:    Infinity Insurance Company
3700 Colonnade Parkway
Suite 600
Birmingham, Alabama 35242
Attention: Office of the General Counsel
Telephone: (205) 803-8483
Fax: (205) 803-8098
E-Mail:james.romaker@ipacc.com

With copies to:    Dwight L. Mixson, Jr.
Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, Alabama 35203
Telephone: (205) 458-5280
Fax: (205) 244-5682
E-Mail: dmixson@burr.com

Each party will have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice of the same to the other party to this Agreement.
25.    Entire Agreement. This Agreement represents the entire understanding between the parties with respect to the subject matter of this Agreement, and all prior agreements and understandings between the parties with respect to the subject matter of this Agreement are merged in this Agreement. The exhibits attached to this Agreement are made a part of and incorporated in this Agreement.
26.    No Oral Amendment or Modification. No amendments, waivers, or modifications of this Agreement will be made or deemed to have been made unless in writing and executed by both Seller and Purchaser.
27.    Assignment. Seller may, in its sole discretion, assign this Agreement to any person or party that Seller desires without Purchaser’s prior written consent. Purchaser shall not assign this Agreement to any other person or party without Seller’s written consent.

28.    Successors and Assigns. Subject to Section 27 above, this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, representatives, successors, and permitted assigns.
29.    Captions for Convenience. All headings and captions used in this Agreement are for convenience only and have no meaning in the interpretation or effect of this Agreement.
30.    Applicable Law. This Agreement will be interpreted and enforced according to the laws of the State of Alabama, and the venue for any action arising out of this Agreement shall be in the State or Federal Court located in Birmingham, Alabama.
31.    No Waivers. Any waiver of a breach of any provision contained in this Agreement must be in writing. No waiver of any breach will be deemed a waiver of any preceding or succeeding breach, nor of any other breach of a provision contained in this Agreement.
32.    Construction. Seller and Purchaser acknowledge that both parties participated equally in the negotiation of this Agreement and that no court construing this Agreement will construe it more stringently against one party than against the other, regardless of which party's counsel drafted this Agreement.
33.    Time of the Essence. Time is of the essence with respect to performance required under this Agreement.
34.    Survival. Except as otherwise provided in this Agreement, the covenants and agreements of Seller and Purchaser set forth in this Agreement will survive the Closing of the transaction contemplated under this Agreement.
35.    Binding Effect. This Agreement is not an offer by Seller, and under no circumstances will this Agreement have any binding effect upon Purchaser or Seller unless and until Purchaser and Seller will each have executed this Agreement and delivered executed counterparts hereof to each other. In all events both parties shall execute and deliver this Agreement by February 11, 2015 or this Agreement shall be null and void and of no force and effect.
36.    Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original although not fully executed, but all of which when taken together, will constitute but one agreement. Delivery of this Agreement or an executed counterpart hereof by facsimile or electronic transmission will be deemed a good and valid execution and delivery hereof.
37.    1031 Exchange. Seller expressly reserves the right in its sole and absolute discretion to assign all of its right, title, and interest in the Property or under this Agreement and any related agreements or documents to an intermediary or other party to effect a like-kind exchange or exchanges under Internal Revenue Code Section 1031 and the implementing Treasury Regulations, including any other tax-free deferred exchange, provided, that Purchaser does not incur any additional expenses or liabilities for which Seller does not otherwise agree to be responsible. If Seller so elects to effect such like kind exchange or exchanges, then Purchaser will fully cooperate with Seller. Such cooperation will include, solely by way of illustration and not limitation, execution of any exchange agreement and other documents necessary or convenient to consummate a like-

kind exchange or exchanges under I.R.C. Section 1031 and implementing Treasury Regulations and to otherwise acknowledge and approve of the assignment of this Agreement to Seller’s qualified intermediary or accommodator in connection with such like-kind exchange. The provisions of this Section 37 will survive the Closing.
38.    Computation of Time Periods. If the date upon which the Inspection Period expires, the Closing Date or any other date or time period provided or in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Central Daylight Savings Time of the next day which is not a Saturday, Sunday or federal, state or legal holiday. For purposes of this Agreement, unless otherwise specified herein, all time periods and references to “days” shall mean calendar days.
39.    Confidentiality. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Seller and Purchaser shall each maintain the confidentiality of the material economic terms of this Agreement and shall not disclose such material economic terms to any other party; provided, however, that Seller and Purchaser may disclose such material economic terms (i) to its managers, officers, members (directly or indirectly), employees, attorneys, accountants, consultants, advisors and such other persons whose assistance is required in carrying out the terms of this Agreement, (ii) to the extent required by applicable law or governmental regulation or by a court of competent jurisdiction or (iii) in connection with any action or suit brought under this Agreement.
40.    Limitation of Liability. In no event shall either party be responsible for consequential, punitive, exemplary, or incidental damages, or for loss profits in the event of a breach of any of the terms, representations, or covenants in this Agreement or in the event of a default of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have signed this Purchase Agreement as of the day and year first above written.

ADVANCE ALABAMA MEDIA LLC, an Alabama Limited
Liability Company

By: /s/ Thomas Summer
Its: CFO

INFINITY INSURANCE COMPANY, an Indiana
Corporation

By: /s/ Samuel J. Simon
Name: Samuel J. Simon
Its:     Senior Vice President and Secretary

EXHIBIT A
DESCRIPTION OF THE PROPERTY

Seller's Exhibit A

A
B
C
D
A. Seller's Ancillary Parcel – Production building, driveways, rear parking lot, side parking lot and Services building, ownership retained by Seller
Production Services Building
B. Parking Lot Parcel – Main Parking lot, ownership transferred to the Buyer; easement by Buyer to allow Seller continuing access to Services building
C. Excluded building, as this is not owned by the Seller
D. Office Parcel – Four-story office building, ownership transferred to Buyer

This picture and hand-drawn lines show an overview of *The Birmingham News* properties that stretch across two blocks.

- The four–story office building (D) **is included** in the transaction. There are no other owned buildings on this block.
- The surface parking lot (parcel B) **is included** in the sale.
- The Production Building and its Services Building, nine separate parking spots, its driveways / access points and its own rear parking lot (collectively parcel A) **are excluded** from the sale.
- The building at southeast corner (labeled "C") is excluded, as that structure has **separate ownership**.

The sale will be subject to a subdivision from the City/County following this representation of the Seller's desired outcome to create two separate parcels (A and B). After the sub-division, parcel A would be subject to a **Right of First Offer** for the Buyer.

All lines are approximate and need to be confirmed by a civil engineer during the sub-division process.

Page 1 of Seller's Exhibit A